Exhibit 10.9

FIFTH AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Fifth Amendment to Lease (the “Amendment”) dated November 21, 2013, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

II.	RECITALS.

On January 16, 1997, Landlord and Tenant entered into a lease for space in a building located at 157 Technology, Irvine, California (“157 Technology Premises”), which lease was amended by a First Amendment to Lease dated March 25, 2004 (“First Amendment”), by a Second Amendment to Lease dated March 7, 2006 (“Second Amendment”), by a Third Amendment to Lease dated February 12, 2006 (“Third Amendment”), and by a Fourth Amendment to Lease dated July 29, 2009 (“Fourth Amendment”). The foregoing lease, as so amended is hereinafter referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to add approximately 21,960 rentable square feet of space in a building located at 153 Technology, Suite 100, Irvine, California, which space is more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the “153 Technology Premises”, to extend the Term as to the 157 Technology Premises, to adjust the Basic Rent, and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A. Premises/Building. From and after the “Commencement Date for the 153 Technology Premises” (as hereinafter defined), the 153 Technology Premises together with the 157 Technology Premises shall collectively constitute the “Premises” under the Lease. All references to the “Building” in the Lease shall be amended to refer to the two (2) buildings located at 153 Technology Drive the (“153 Technology Building”) and at 157 Technology Drive (the “157 Technology Building”), Irvine, California, either collectively or individually as the context may reasonably require.

B. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1. Effective as of the Commencement Date for the 153 Technology Premises, Item 1 shall be deleted in its entirety and substituted therefor shall be the following:

“1. Premises: The Premises are more particularly described in Section 2.1 of the Lease.

Address of Buildings: 153 Technology Drive, Suite 100, Irvine, CA

                                     157 Technology Drive, Irvine, CA”

2. Item 4 is hereby amended by adding the following:

“Commencement Date for the 153 Technology Premises” shall mean the earlier of (a) the date which is twenty (20) calendar days following the date that Landlord substantially completes the “Tenant Improvements” (as defined in the attached Work Letter) for the 153 Technology Premises but for minor punch list matters, and to the extent required, all relevant governmental authorities have approved the Tenant Improvements for the 153 Technology Premises in accordance with applicable building codes, as evidenced by the City of Irvine’s issuance of a temporary or final certificate of occupancy for the 153 Technology Premises, or (b) the date Tenant acquires possession or commences use of the 153 Technology Premises for its regular business operations. Within twenty (20) days after possession of the 153 Technology Premises is tendered to Tenant, the parties shall memorialize on a form provided by Landlord the actual Commencement Date for the 153 Technology Premises and the Expiration Date of the Lease. Tenant’s failure to execute that form shall not affect the validity of Landlord’s determination of those dates unless Tenant objects in writing to Landlord’s determination of such dates within such twenty (20) day period. In addition to the acknowledgments contained in the first sentence of Section 2.2 of the Lease, Tenant acknowledges that the flooring materials which may be installed on the ground floor of the 153 Technology Building may be limited by the moisture content of the slab and underlying soils. As of the Commencement Date for the 153 Technology Premises, Tenant shall be conclusively deemed to have accepted that the 153 Technology Premises is in satisfactory condition and in conformity with the provisions of the Lease, subject only to those defective or incomplete portions of the Tenant Improvements for the 153 Technology Premises, which Tenant shall have itemized on a written punch list and delivered to Landlord within thirty (30) days after the Commencement Date for the 153 Technology Premises.

Landlord represents and warrants that Blizzard (as defined below) is contractually obligated to surrender possession of the 153 Technology Premises on or before February 28, 2014. Landlord will keep Blizzard reasonably apprised of Blizzard’s surrender of possession of the 153 Technology Premises. If Blizzard fails to vacate by February 28, 2014, Landlord will keep Tenant reasonably apprised as to Blizzard’s holdover and Landlord’s efforts to regain possession of the 153 Technology Premises. Further, notwithstanding anything to the contrary in this Amendment, if Blizzard has not surrendered possession to Landlord of the 153 Technology Premises by June 1, 2014, then Tenant may terminate this Amendment insofar as it pertains to the leasing of the 153 Technology Premises, by irrevocable written notice given to Landlord at any time thereafter but prior to the actual surrender of possession of the 153 Technology Premises by Blizzard. In the event of such termination, the “Landlord’s Maximum Contribution” (as described in Section II of the attached Work Letter) shall be amended to the amount of One Hundred Seventy-One Thousand Six Hundred Dollars ($171,600).

Landlord warrants to Tenant that the windows and seals, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and all plumbing, electrical and life safety systems serving the Building and the 153 Technology Premises (collectively, the “Building Systems”), and the roof and structural components of the Building, shall be in good operating condition and in compliance with current building codes, as of the Commencement Date for the 153 Technology Premises. Notwithstanding the foregoing, Landlord’s warranty shall not apply to any supplemental HVAC, electrical back-up systems, security systems and telecommunications equipment (collectively, the “Equipment”) located in the 153 Technology Premises. If Tenant notifies Landlord that the Building Systems are not in good operating condition within seventy (70) days following the Commencement Date for the 153 Technology Premises, then Landlord shall, except as otherwise provided in this Lease, promptly after receipt of such notice from Tenant setting forth the nature and extent of such noncompliance, rectify same at Landlord’s sole cost and expense and not as part of the Operating Expenses. Further, Operating Expenses shall not include any cost incurred by Landlord in connection with bringing the Common Areas into compliance with the requirements of the ADA and other applicable law and codes that are in effect as of the date of the execution of this Amendment, including any penalties or damages incurred due to such noncompliance.”

3. Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:

“5. Lease Term: The Term of this Lease shall be sixty (60) months following Commencement Date for the 153 Technology Premises, plus such additional days to cause the Expiration Date to occur on the final day of the calendar month. The Term of this Lease for the 153 Technology Premises and the 157 Technology Premises shall be coterminous.”

4. Item 6 is hereby amended by adding the following:

“Basic Rent for the 153 Technology Premises:

Commencing on the Commencement Date for the 153 Technology Premises, the Basic Rent for the 153 Technology Premises shall be Twenty One Thousand Five Hundred Twenty-One Dollars ($21,521.00) per month, based on $.98 per rentable square foot.

Commencing on the first anniversary of the Commencement Date for the 153 Technology Premises, the Basic Rent for the 153 Technology Premises shall be Twenty Two Thousand Three Hundred Ninety-Nine Dollars ($22,399.00) per month, based on $1.02 per rentable square foot.

Commencing on the second anniversary of the Commencement Date for the 153 Technology Premises, the Basic Rent for the 153 Technology Premises shall be Twenty Three Thousand Four Hundred Ninety-Seven Dollars ($23,497.00) per month, based on $1.07 per rentable square foot.

Commencing on the third anniversary of the Commencement Date for the 153 Technology Premises, the Basic Rent for the 153 Technology Premises shall be Twenty Four Thousand Five Hundred Ninety-Five Dollars ($24,595.00) per month, based on $1.12 per rentable square foot.

Commencing on the fourth anniversary of the Commencement Date for the 153 Technology Premises, the Basic Rent for the 153 Technology Premises shall be Twenty Five Thousand Six Hundred Ninety-Three Dollars ($25,693.00) per month, based on $1.17 per rentable square foot.

Notwithstanding the above schedule of Basic Rent for the 153 Technology Premises to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under the Lease, Tenant shall be entitled to an abatement of 4 full calendar months of Basic Rent for the 153 Technology Premises in the aggregate amount of $86,084.00 (i.e. $21,521.00 per month) (the “Abated Basic Rent”) for the initial 4 full calendar months of the Term for the 153 Technology Premises (the “Abatement Period”). In the event Tenant Defaults at any time during the Term beyond any applicable “cure” period with the result that Tenant’s right to possession of the Premises is terminated, then unamortized Abated Basic Rent to the date of such termination (amortized over the 60 months of the Term for the 153 Technology Premises) shall immediately become due and payable. The payment by Tenant of the unamortized Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Basic Rent for the 153 Technology Premises shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of the Lease.

Further notwithstanding the above schedule of Basic Rent for the 153 Technology Premises to the contrary, in the event that the current tenant occupying the 153 Technology Premises, Blizzard Entertainment, Inc (“Blizzard”), has not surrendered possession thereof to Landlord by April 16, 2014, then Tenant shall receive a “day-for-day” credit against Basic Rent for the 153 Technology Premises first coming due for each such day thereafter (and through and including April 30, 2014) that possession of the 153 Technology Premises is not surrendered to Landlord, and (ii) in the event that Blizzard has not surrendered possession of the 153 Technology Premises to Landlord by May 1, 2014, then Tenant shall receive two (2) days credit against Basic Rent for the 153 Technology Premises first coming due hereunder for each such day thereafter that possession of the 153 Technology Premises is not surrendered to Landlord.”

Basic Rent for the 157 Technology Premises:

Commencing July 1, 2015, the Basic Rent for the 157 Technology Premises shall be Forty Two Thousand Nine Hundred Dollars ($42,900.00) per month, based on $1.25 per rentable square foot.

Commencing July 1, 2016, the Basic Rent for the 157 Technology Premises shall be Forty Four Thousand Nine Hundred Fifty-Nine Dollars ($44,959.00) per month, based on $1.31 per rentable square foot.

Commencing July 1, 2017 and continuing through the Expiration Date, the Basic Rent for the 157 Technology Premises shall be Forty Seven Thousand Eighteen Dollars ($47,018.00) per month, based on $1.37 per rentable square foot.”

5. Effective as of the Commencement Date for the 153 Technology Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8. Floor Area of Premises: Approximately 56,280 rentable square feet, comprised of the following:

153 Technology Premises – approximately 21,960 rentable square feet (and containing approximately 19,447 usable square feet)

157 Technology Premises – approximately 34,320 rentable square feet

6. Item 12 is hereby amended by deleting Tenant’s address for notices and substituted therefor shall be the following

“TENANT

SPECTRUM PHARMACEUTICALS, INC.

157 Technology

Irvine, CA 92618

Attn: Head of Legal Department

With a copy to:

SPECTRUM PHARMACEUTICALS, INC.

157 Technology

Irvine, CA 92618

Attn: Chief Financial Officer”

And with an additional copy sent electronically to:

legal@sppirx.com

7. Effective as of the Commencement Date for the 153 Technology Premises, Item 14 shall be deleted in its entirety and substituted therefor shall be the following:

“14. Vehicle Parking Spaces: Two hundred (200)”

C. Right of First Offer. Provided that no Default has occurred and is continuing beyond any applicable notice or cure periods under any provision of this Lease, either at the time of the delivery of “Landlord’s Notice” or at the time of the delivery of “Tenant’s Notice” (as hereinafter defined), Landlord hereby grants Tenant a continuing right (“First Right”) to lease the space on the second floor of the 153 Technology Building (the “First Right Space”), in accordance with and subject to the provisions of this Section; provided that this First Right shall not be effective until the Commencement Date for the 153 Technology Premises shall occur and shall thereafter cease to be effective during the final twelve (12) months of the Term unless and until Tenant exercises its extension option set forth in Section III.D of this Amendment. Except as otherwise provided below, prior to leasing the First Right Space, or any portion thereof, to any other party during the period that this First Right is in effect, Landlord shall give Tenant written notice (the “Landlord’s Notice”) of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s Notice shall so provide and all such space shall collectively be subject to the following provisions. Within five (5) business days after delivery of Landlord’s Notice, Tenant must give Landlord written notice (the “Tenant’s Notice”) pursuant to which Tenant shall elect to (i) lease all, but not less than all, of that portion of the First Right Space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord’s Notice within said period, Tenant shall be deemed to have elected clause (ii) above. Any Tenant’s Notice electing either clause (i) or clause (iii) above shall be accompanied by Tenant’s then current annual financial statements, inclusive of Tenant’s most current balance sheet. In the event Tenant’s Notice elects clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and only if Tenant and Landlord fail to execute and deliver to each other an amendment within sixty (60) days, may Landlord pursue a lease of such space to a third party. Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated Space and/or to pursue any other available legal remedy. In the event that Landlord leases the First Right Space, or any portion thereof, to a third party in accordance with the provisions of this Section, and during the effective period of this First Right the First Right Space, or any portion thereof, shall again become available for reletting, then prior to Landlord entering into any such new lease with a third party for the First Right Space, Landlord shall repeat the procedures specified above in this Section. Notwithstanding the foregoing, it is understood that Tenant’s First Right shall be subject and subordinate to any extension or expansion rights previously granted by Landlord to any third party tenant in the Project, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant hereafter occupying the First Right Space or any portion thereof; and Landlord shall in no event be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall belong solely to Spectrum Pharmaceuticals, Inc., a Delaware corporation or any transferee by virtue of a Permitted Transfer, and any other attempted assignment or transfer of such rights shall be void and of no force and effect.

D. Right to Extend the Lease. The provisions of Section 3.1(b) of the Lease entitled “Right to Extend this Lease,” as amended by Section III.B in the First Amendment and Section III.B of the Fourth Amendment, are hereby deleted in their entirety, and substituted therefor shall be the following:

“(b) Provided that Tenant is not in default under any provision of this Lease, either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, and provided further that Tenant is occupying more than fifty percent (50%) of the floor area of the Premises and/or has not assigned its interest in this Lease (other than to any transferee by virtue of a Permitted Transfer), Tenant shall have one (1) option to extend the Term of this Lease for a period of sixty (60) months. Tenant may exercise its right to extend (i) as to the entire Premises, or (ii) as to only the 157 Technology Premises. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than nine (9) months or more than twelve (12) months prior to the Expiration Date of the Term, Tenant’s irrevocable written notice of its commitment to extend the (the “Commitment Notice”). The Commitment Notice shall irrevocably specify whether Tenant’s exercise is as to the entire Premises or as to the 157 Technology Premises only, and in the absence of such specification, the exercise shall be deemed to be as to the entire Premises. The Basic Rent payable under the Lease during any extension of the Term shall be at be fair market rental, including subsequent adjustments, for comparable office/research and development space being leased by Landlord in the Irvine Spectrum area. In the event that the parties are not able to agree on the fair market rental within one hundred twenty (120) days prior to the Expiration Date of the Term, then either party may elect, by written notice to the other party, to cause said rental including subsequent adjustments, to be determined by appraisal as follows.

Within ten (10) days following receipt of such appraisal election, the parties shall attempt to agree on an appraiser to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within twenty (20) days thereafter. Should either party fail to so designate an appraiser within that time, then the single appraiser designated by the other party shall determine the fair rental value. Should each of the parties timely designate an appraiser, then the two (2) appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair rental value of the Premises. Any appraiser designated hereunder shall have an M.A.I. certification with not less than ten (10) years’ experience in the valuation of commercial industrial building in Orange County, California.

Within thirty (30) days following the selection of the appraiser, such appraiser shall determine the fair market rental value, including subsequent adjustments of the Premises. In determining such value, the appraiser shall first consider rental comparables for the Project taking into account size of the Lease, the length of the renewal term, market escalations, rent abatement and other economic concessions then being granted for lease renewals, appropriate adjustments for additional rent obligations and the credit of Tenant, provided that if adequate comparables do not exist then the appraiser may consider transactions involving similarly improved space in the Irvine Spectrum sub-market with the appropriate adjustments for differences in location and quality of project taking into account size of the Lease, the length of the renewal term, market escalations, rent abatement and other economic concessions then being granted for lease renewals, appropriate adjustments for additional rent obligations and the credit of Tenant. In no event shall the appraiser attribute factors for brokerage commissions to reduce said fair market rental. The fees of the appraiser(s) shall be shared equally by both parties.

Within twenty (20) days after the determination of the fair market rental, Landlord shall prepare a reasonably appropriate amendment to this Lease for the extension period and Tenant shall execute and return same to Landlord within thirty (30) days. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely exercise the extension rights created by this Section 3.1(b) within the time period set forth in the initial paragraph of this Section 3.1(b), then Tenant’s right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without extension and without liability to Landlord. Excepting any Permitted Transfer, any attempt to assign or transfer any right or interest created by this paragraph shall be void from its inception. Tenant shall have no other right to extend the Term beyond the sixty (60) month extension created by this paragraph.”

E. Operating Expenses. Effective as of the Commencement Date for the 153 Technology Premises, the provisions of Section 4.2 of the Lease shall be amended to provide that Tenant shall pay “Tenant’s Share” of all Operating Expenses. As used herein, “Tenant’s Share” shall mean 100% of the Operating Expenses reasonably determined by Landlord to benefit or relate substantially to the 157 Technology Building, plus that portion of any Operating Expenses which is determined by multiplying the cost of such item by one of the following fractions: (i) for Operating Expenses reasonably determined by Landlord to benefit or relate substantially to the 153 Technology Building, a fraction the numerator of which is the rentable square footage of the 153 Technology Premises and the denominator of which is the 153 Technology Building, and (ii) for Operating Expenses reasonably determined by Landlord to benefit or relate substantially to the some or all of the buildings in the entire Project rather than a specific building thereof, a fraction the numerator of which is the rentable square footage of the entire Premises and the denominator of which is the rentable square footage of some or all of the buildings in the Project.

F. Signage. The first and second sentences of Section 5.2 of the Lease, as amended by the Second, Third and Fourth Amendments, are hereby deleted in their entirety, and substituted therefor with the following:

“Provided Tenant continues to lease at least 50% of the rentable square footage of the 153 Technology Premises, Tenant shall have the right to one (1) position on the monument sign at the front entrance to the 153 Technology Premises and one (1) “eye-brow” sign on the 153 Technology Building for Tenant’s name and graphics in locations designated by Landlord, subject to Landlord’s right of prior approval, which approval shall not be unreasonably withheld conditioned or delayed, provided that such exterior signage is in compliance with the Signage Criteria (defined below). Provided Tenant continues to lease at least 70% of the rentable square footage of the 157 Technology Premises (but without consideration to how much space it occupies within the 157 Technology Premises), Tenant shall have the right to maintain its two (2) exterior “building top” signs and one (1) exterior “eye-brow” sign on the 157 Building. Except for the exterior signage rights provided in the foregoing, Tenant shall have no right to maintain signs in any location in, on or about the Buildings or the Project and shall not place or erect any signs, displays or other advertising materials that are visible from the exterior of the Buildings (provided that any signs wholly within the Premises which are not intended to be visible from the exterior of the Buildings shall not be a violation of the foregoing provisions).”

G. Hazardous Materials. Not by way of limitation of the obligations of the parties in Section 5.3 of the Lease, the parties confirm and agree that: (i) Landlord’s obligations in Section 5.3 (g) of the Lease shall be applicable and binding with respect to Tenant’s lease of the 153 Technology Premises, including without limitation, Landlord’s warranty to “Landlord’s knowledge” (as therein defined) which shall be applicable as of the Commencement Date for the 153 Technology Premises, and (ii) Landlord’s obligations in Section 5.3(h) of the Lease shall be applicable and binding with respect to Tenant’s leasing of the 153 Technology Premises.

H. Parking. The first sentence of Section 6.4 of the Lease is hereby deleted and substituted therefor shall be the following:

“Tenant shall be entitled to the number of vehicle parking spaces set forth in Section III.B.6 of this Amendment on those portions of the Common Areas designated by Landlord for parking. Said parking shall be unreserved and unassigned, except that (i) three (3) of the spaces shall continue to be marked as “visitor” spaces,(ii) two (2) of said spaces shall continue to be marked as VIP spaces and (iii) an additional five (5) of said spaces shall be marked as “reserved” for Tenant, all of the spaces described in the foregoing Subsections (i), (ii), and (iii) to be located within the location generally depicted by “cross-hatching” in Exhibit B attached to this Amendment or in such other location(s) as may be reasonably agreed upon by the parties.”

I. Communications Equipment. Landlord hereby grants to Tenant a non-exclusive license (the “License”) to install, maintain and operate on the roof of the 153 Technology Building a single antenna or satellite dish not exceeding forty-eight inches (48”) in height or thirty-six inches (36”) in diameter (the “Antenna”) in accordance with and subject to the terms and conditions set forth below. The Antenna shall be installed at a location designated by Landlord and reasonably acceptable to Tenant (“Licensed Area”). The Licensed Area shall be considered to be a part of the 153 Technology Premises for all purposes under the Lease, and except as otherwise expressly provided in this Section all provisions applicable to the use of the 153 Technology Premises under the Lease shall apply to the Licensed Area and its use by Tenant.

(1) The Term of the License shall be coterminous with the Lease;

(2) Tenant shall not be obligated to pay any license fee for the use of the Licensed Area pursuant to this Section during the Term of the Lease.

(3) Tenant shall use the Licensed Area only for the installation, operation, repair, replacement and maintenance of the Antenna and the necessary mechanical and electrical equipment to service said Antenna and for no other use or purpose. The installation of the Antenna and all equipment and facilities related thereto, including any required screening for the Antenna and any required conduit from the 153 Technology Premises to the Antenna, shall be deemed to constitute an Alteration subject to the provisions of Section 7.3 of the Lease, provided that Landlord shall not unreasonably withhold its approval of the same. Landlord may require appropriate screening for the Antenna as a condition of Landlord’s approval of the installation of the Antenna. Tenant may have access to the Licensed Area for such uses during normal business hours and at times upon reasonably prior notice to Landlord and shall reimburse Landlord for any reasonably out-of-pocket expenses incurred by Landlord in connection therewith;

(4) The Antenna shall be used only for Tenant’s use; it shall not be used for purposes of providing telecommunications or other communications transmitting or receiving services to the public (other than in connection with the conduct of Tenant’s business) or to any third parties;

(5) Landlord reserves the right upon reasonable prior written notice to Tenant to require the removal of the Antenna should Landlord reasonably determine that its presence results in material damage to the Building unless Tenant makes satisfactory arrangements to protect Landlord therefrom;

(6) Tenant shall require its employees, when using the Licensed Area, to stay within the immediate vicinity thereof. In addition, in the event any communications system or broadcast or receiving facilities are operating in the area, Tenant shall at all times during the term of the License conduct its operations so as to ensure that such system or facilities shall not be subjected to harmful interference as a result of such operations by Tenant. Upon notification from Landlord of any such interference, Tenant agrees to immediately take the necessary steps to correct or substantially mitigate such situation.

(7) During the term of the License, Tenant shall comply with any standards promulgated by applicable governmental authorities or otherwise reasonably established by Landlord regarding the generation of electromagnetic fields. Should Landlord determine in good faith at any time that the Antenna poses a health or safety hazard to occupants of the 153 Technology Building, Landlord may require Tenant to make arrangements satisfactory to Landlord to mitigate such hazard or, if Tenant either fails or is unable to make such satisfactory arrangements, to remove the Antenna. Any claim or liability resulting from the use of the Antenna or the Licensed Area shall be subject to the indemnification provisions of this Lease applicable to Tenant’s use of the 153 Technology Premises;

(8) During the term of the License, Tenant shall pay all taxes attributable to the Antenna and other equipment owned and installed by Tenant, and Tenant shall assure and provide Landlord with evidence that the Licensed Area and Tenant’s use thereof are subject to the insurance coverages otherwise required to be maintained by Tenant as to the Premises pursuant to Exhibit D of the Lease;

(9) Upon the expiration or sooner termination of the Lease, Tenant shall remove the Antenna and all related equipment and facilities, including any conduit from the Premises to the Antenna, from the Licensed Area and any other portions of the Building within or upon which the same may be installed, and shall restore the Licensed Area and all other areas affected by such removal to their original condition (or as close thereto as is reasonably practicable), reasonable wear and tear excepted, all at its sole cost and expense; and

(10) Tenant’s rights under this Section belong solely to Spectrum Pharmaceuticals, Inc., a Delaware corporation, and any Permitted Transferee; any other attempted assignment or transfer of such rights shall be void and of no force and effect.

J. Moving Allowance. Landlord shall reimburse to Tenant an amount not to exceed Sixty-Five Thousand Eight Hundred Eighty Dollars ($65,880.00) for the “out of pocket” expenses reasonably incurred by Tenant in connection with Tenant’s move to the 153 Technology Premises (the “Moving Allowance”), which expenses shall include, without limitation, purchase and relocation of furniture, fixtures and equipment (“FF&E”) and moving and purchase or relocation of telecommunications and cabling equipment incurred by Tenant in connection with its expansion into the 153 Technology Premises. Landlord shall reimburse Tenant for such expenses up to the amount of the Moving Allowance within thirty (30) days following receipt from Tenant of invoices or other reasonably detailed evidence of Tenant’s expenditure of such expenses, provided, however, that Landlord shall have no obligation to fund any portion of the Moving Allowance for invoices or other requests for reimbursement received after December 31, 2014.

K. Cabling. Landlord will request that Blizzard leave its current cabling serving the 153 Technology Premises in place for Tenant’s use, without representation or warranty by Landlord whatsoever with respect thereto.

Further, Landlord shall provide Tenant access, to the extent available and co-equal to the rights of other tenants of the Project to use same, to an intra-Project conduit between the 153 Technology Premises and the 157 Technology Premises at no charge.

L. Broker’s Commission. Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) and Cushman & Wakefield (“Tenant’s Broker”). It is understood and agreed that Landlord’s Broker represents only Landlord in connection with the execution of this Amendment and that Tenant’s Broker represents only Tenant. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

M. Restoration. Notwithstanding anything to the contrary contained in Sections 7.3 and/or 15.3 of the Lease, the parties confirm and agree that no alterations, fixtures (excluding movable trade fixtures), additions or improvements installed or constructed by Tenant in the 157 Technology Premises as of the date of this Amendment shall be required to be removed by Tenant at the Expiration Date or sooner termination of the Term of the Lease.

N. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the 153 Technology Premises in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

IV.	GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD: THE IRVINE COMPANY LLC a Delaware limited liability company		TENANT: SPECTRUM PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Steven M. Case	By:	/s/ Ken Keller
	Steven M. Case, Executive Vice President, Office Properties		Ken Keller, Executive Vice President and Chief Operating Officer

By:	/s/ Michael T. Bennett	By:	/s/ Brett L. Scott
	Michael T. Bennett, Senior Vice President, Operations, Office Properties		Brett L. Scott, Senior Vice President, Finance

EXHIBIT A

153 Technology, Suite 100

Exhibit B

EXHIBIT X

WORK LETTER

DOLLAR ALLOWANCE

The tenant improvement work to be contracted for by Landlord hereunder (“Tenant Improvement Work”) shall consist of the design and construction of all tenant improvements (“Tenant Improvements”), including work in place as of the date hereof, required for the 153 Technology Premises pursuant to the approved final Working Drawings and Specifications (as hereinafter defined). All of the Tenant Improvement Work shall be performed by a contractor selected by Landlord and in accordance with the procedures and requirements set forth below.

I.	ARCHITECTURAL AND CONSTRUCTION PROCEDURES.

A.	Prior to the date of this Lease, Tenant and Landlord have approved both (i) a preliminary pricing plan issued for pricing on October 18, 2013 (the “Preliminary Plan”) prepared by H.Hendy& Associates (“Landlord’s Architect”), and (ii) an estimate of the cost to complete the Tenant Improvements in accordance with the Preliminary Plan dated October 24, 2013(“Preliminary Cost Estimate”), which Preliminary Cost Estimate is based upon estimated costs provided by Landlord’s contractor. To the extent applicable or not otherwise specified in the Preliminary Plan to the contrary, the buildout of the Tenant Improvements shall include Landlord’s building standard tenant improvements, materials and specifications for the Project as set forth in Schedule I attached hereto (“Building Standard Improvements”), except for changes and additions specifically requested by Tenant and approved by Landlord in writing (any such addition or variation from the Standard Improvements shall be referred to herein as a (“Non-Standard Improvement”). Landlord acknowledges and agrees that the Preliminary Plan does not specify any Non-Standard Improvements.

B.	Within 5 business days following Landlord’s or Landlord’s Architect’s request, Tenant shall provide in writing to Landlord or Landlord’s architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of paint and floor finishes, complete specifications and locations (including electrical, load and HVAC requirements) of Tenant’s equipment, and details of all Non-Standard Improvements (as defined above) which have been approved by Landlord as part of the Preliminary Plan (collectively, “Programming Information”). Tenant’s failure to timely provide the Programming Information shall constitute a Tenant Delay for purposes hereof. Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete and that any defects or problems due to incomplete or inaccurate Programming Information shall be the responsibility of the Tenant and that the Landlord shall have no obligation or liability for such defects or problems arising from any incomplete or inaccurate Programming Information. Any delays in the completion of the Tenant Improvements due to incomplete or inaccurate Programming Information shall constitute a Tenant Delay.

C.	Promptly following delivery of the Programming Information, Landlord’s Architect and engineers shall prepare and deliver to Tenant working drawings and specifications (“Working Drawings and Specifications”), and Landlord’s contractor shall prepare a final construction cost estimate (“Final Cost Estimate”) for the Tenant Improvements in conformity with the Working Drawings and Specifications. The Final Cost Estimate shall be based on competitive bids obtained from at least three (3) separate bids for each of the major trades. Tenant shall have five (5) business days after the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate. Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not consistent with the approved Preliminary Plan or Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications or the Final Cost Estimate, such disapproval shall be accompanied by specific reasons for disapproval and a detailed list of requested revisions. Any revision requested by Tenant and accepted by Landlord, shall be incorporated into a revised set of Working Drawings and Specifications and the Final Cost Estimate, and Tenant shall approve same in writing within five (5) days of receipt without further revision.

D.

In the event that Tenant requests in writing a revision to the Working Drawings and Specifications (“Change”), and Landlord so approves such Change as provided in the Section next below, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause. If the request for such Change occurs before construction of the Tenant Improvements commences, then Tenant shall approve or disapprove such change order, if any, in writing within four (4) business days following Tenant’s receipt of such change order. If the request for such Change occurs after construction of the Tenant Improvements commences, then Tenant shall approve or disapprove such change order in writing within three (3) business days following Tenant’s receipt of such change order. If Tenant approves any such change order, Tenant’s payment of such increase shall be paid within 10 days after delivery of invoices for same; provided, however, that the Tenant Contribution must in any event be paid in full prior to Tenant’s commencing occupancy of the 153 Technology Premises. If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in

2

preparing such change order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant’s approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) upon at least two (2) business days’ notice to Tenant, which notice shall be the same notice contemplated by Section I.F below, suspend the applicable Tenant Improvement Work, in which event any related critical path delays because of such suspension shall constitute Tenant Delays hereunder.

E.	Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to Tenant’s requested Changes, provided that such consent may be withheld in all events if the requested Change (i) is of a substantially lesser quality than the Tenant Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the 153 Technology Premises requiring building services beyond the level normally provided to other tenants, (iv) would delay construction of the Tenant Improvements and Tenant declines to accept such delay in writing as a Tenant Delay, (v) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building, or (vi) would have an adverse aesthetic impact visible from the exterior of the 153 Technology Premises or would cause additional material expenses to Landlord in reletting the 153 Technology Premises.

F.	Notwithstanding any provision in the Lease to the contrary, and not by way of limitation of any other rights or remedies of Landlord, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within the time period specified herein for such response (or if no time period is so specified, within five (5) business days following Tenant’s receipt thereof), fails to provide all of the Programming Information requested by Landlord, fails to approve in writing the Working Drawings and Specifications or the Final Cost Estimate within the time periods provided herein, fails to timely deliver the Tenant’s Contribution as required hereunder, requests any Changes, furnishes inaccurate or erroneous Programming Information, specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses, and the Commencement Date for the 153 Technology Premises shall be deemed to have occurred for all purposes, including without limitation Tenant’s obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver the 153 Technology Premises to Tenant but for the collective Tenant Delays. Notwithstanding anything to the contrary in the foregoing, no Tenant Delay shall occur unless and until Landlord gives to Tenant written notice that a Tenant Delay will commence to accrue if Tenant fails to make a decision or take an action within two (2) business days thereafter, and Tenant fails to make the required decision or take the required action within said two (2) business days. Should Landlord determine that the Commencement Date for the 153 Technology Premises should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within fifteen (15) days thereafter, of Tenant’s election to contest same by arbitration pursuant to Paragraph III below. Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date for the 153 Technology Premises set forth in the aforesaid notice from Landlord (other than any amount Tenant is contesting).

G.	All of the Tenant Improvements shall become the property of Landlord and shall be surrendered with the 153 Technology Premises at the expiration or sooner termination of this Lease, except that Landlord shall have the right, by notice to Tenant given at the time of Landlord’s approval of Working Drawings and Specifications and any Change, to require Tenant either to remove all or any of the Tenant Improvements approved in the Working Drawings and Specifications (except as to any Tenant Improvements shown on the approved Preliminary Plan) or by way of such Change, to repair any damage to the 153 Technology Premises or the Common Areas arising from such removal, and to replace any Non-Standard Improvements so approved with the applicable Standard Improvement, or to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon demand. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of this Lease. Landlord confirms and agrees, however, that no such removal or replacement shall be required for any of the Tenant Improvements shown on the approved Preliminary Plan.

H.	Tenant hereby designates Rick Nichols (“Tenant’s Construction Representative”), Telephone No. (949) 788-6700, Email: richard.nichols@sppirx.com, as its representative and agent for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Any notices required to be delivered to Tenant by the terms of this Work Letter may be sent to Tenant’s Construction Representative at the email address herein provided. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

3

I.	Landlord hereby designates Michael Johnston (“Landlord’s Construction Representative”), Telephone No. (949) 720-4367, Email: mjohnston@irvinecompany.com, as its representative and agent for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Tenant shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Landlord. Any notices required to be delivered to Landlord by the terms of this Work Letter may be sent to Landlord’s Construction Representative at the email address herein provided. The foregoing authorization is intended to provide assurance to Tenant that it may rely upon the directives and decision making of the Landlord’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Tenant’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Landlord. Landlord may amend the designation of its Landlord’s Construction Representative(s) at any time upon delivery of written notice to Tenant.

II.	COST OF TENANT IMPROVEMENTS

A.	Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to increases for Landlord approved Changes and as otherwise provided in this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant.

B.	Landlord shall pay up to Seven Hundred Sixteen Thousand One Hundred Sixteen Dollars (i.e., $171,600 + 544,516 = $716,116) (“Landlord’s Maximum Contribution”) of the final “Completion Cost” (as defined below). Tenant acknowledges that the Landlord’s Maximum Contribution is intended only as the maximum amount Landlord will pay toward approved Tenant Improvements, and not by way of limitation, any partitions, modular office stations, fixtures, cabling, furniture and equipment requested by Tenant are in no event subject to payment as part of Landlord’s Contribution other than as described below. In the event the sum of the cost of the Completion Cost of the Tenant Improvement Work is less than the Landlord’s Maximum Contribution, Landlord’s actual contribution toward the Completion Cost (“Landlord’s Contribution”) shall equal such lesser amount, and Tenant shall have no right to receive any credit, refund or allowance of any kind for any unused portion of the Landlord’s Maximum Contribution. Notwithstanding anything to the contrary, however, in this Section II.B: (i) Tenant may utilize a portion of the Landlord’s Maximum Contribution, not to exceed the amount of One Hundred Ninety-Four Thousand Four Hundred Seventy Dollars ($194,470.00) (i.e., based on $10.00 per usable square foot of the 153 Technology Premises) towards Tenant’s cost of purchasing and/or installing cabling, furniture, signage, architectural fees, and any other moving expenses for Tenant’s expansion into the 153 Technology Premises, and (ii) Landlord’s Maximum Contribution may be utilized, at Tenant’s election, either towards the Completion Cost of the Tenant Improvements for the 153 Technology Premises as provided in this Work Letter or for improvements to the 157 Technology Premises reasonably acceptable to Landlord, provided however, that the Tenant Improvements and/or the improvements for the 157 Technology Premises shall be substantially completed no later than June 30, 2015 to be eligible for funding by Landlord, and that Landlord shall not be obligated to fund any portion of the Landlord’s Maximum Contribution towards the Tenant Improvements or other improvements completed after such date.

C.	If Tenant fails to provide to Landlord corrected Programming Information with two (2) business days after Landlord gives to Tenant written notice that such Programming Information is needed, then Tenant shall pay any costs due to inaccurate or incompletely Programming Information and the amount, if any, by which aggregate Completion Cost for the Tenant Improvement Work exceeds the Landlord’s Maximum Contribution. The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section II.C are sometimes cumulatively referred to herein as the “Tenant’s Contribution”.

D.	The “Completion Cost” shall mean all costs of Landlord in completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications and with any approved Changes thereto, including but not limited to the following costs: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) salaries and fringe benefits of persons, if any, in the direct employment of Landlord performing any part of the construction work, (iii) permit fees and other sums paid to governmental agencies, and (iv) costs of all materials incorporated into the work or used in connection with the work. Unless expressly authorized in writing by Landlord, the Completion Cost shall not include (and no portion of the Landlord’s Contribution shall be paid for) any costs incurred by Tenant, including without limitation, any costs for space planners, managers, advisors or consultants retained by Tenant (other than such costs not to exceed $2.00 per usable square foot in connection with the planning of Tenant’s lab space). Landlord represents and warrants that no construction management or review fees and/or charges shall be charged to Tenant in connection with the Tenant Improvements.

E.	Tenant shall pay to Landlord the amount of the Tenant’s Contribution set forth in the Final Cost Estimate (once approved by Tenant) as follows: (i) fifty percent (50%) of the Tenant’s

4

Contribution prior to the commencement of construction of the Tenant Improvements, (ii) fifty percent (50%) of the Tenant’s Contribution not later than thirty (30) days following the commencement of the construction of the Tenant Improvements. Following completion of the Tenant Improvements Work, Tenant shall pay (or be refunded) any different between the estimated and the actual amount of the Tenant’s Contribution towards the Completion Cost, which difference shall be calculated by first applying Landlord’s Contribution, in full, to the actual amount of the final Completion Cost. If the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of Changes, modifications or extras not reflected on the approved Working Drawings and Specifications, or because of Tenant Delays, then Tenant shall pay all such additional costs within ten (10) days after written demand for same. The balance of any sums not otherwise paid by Tenant shall be due and payable on or before the Commencement Date for the 153 Technology Premises. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease, including, without limitation, the right to terminate this Lease and recover damages from Tenant and/or to charge a late payment fee and to collect interest on delinquent payments, and Landlord may (but shall not be required to) suspend the Tenant Improvement Work following such default, in which event any delays because of such suspension shall constitute Tenant Delays hereunder.

F.	Landlord shall obtain a commercially reasonable warranty from its general contractor covering any defects in the workmanship and materials of the Tenant Improvement Work for a period of one year following completion thereof, and shall use commercially reasonable efforts to enforce said warranty in favor of Tenant. Specifically excluded from this warranty shall be appliances (dishwashers, refrigerators, ice makers etc.) purchased on behalf of Tenant, and any appliance warranties will remain solely between Tenant and the appliance manufacturer.

III.	DISPUTE RESOLUTION

A.	All claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter shall be decided by the JAMS/ENDISPUTE (“JAMS”), or its successor, with such arbitration to be held in Orange County, California, unless the parties mutually agree otherwise. Within ten (10) business days following submission to JAMS, JAMS shall designate three (3) arbitrators and each party may, within five (5) business days thereafter, veto one (1) of the three (3) persons so designated. If two (2) different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. If less than two (2) arbitrators are timely vetoed, JAMS shall select a single arbitrator from the non-vetoed arbitrators originally designated by JAMS, who shall hear and decide the matter. Any arbitration pursuant to this section shall be decided within thirty (30) days of submission to JAMS. The decision of the arbitrator shall be final and binding on the parties. In no event shall the arbitrator be empowered or authorized to award consequential or punitive damages (including any award for lost profit or opportunity costs or loss or interruption of business or income). All costs associated with the arbitration shall be awarded to the prevailing party as determined by the arbitrator.

B.	Notice of the demand for arbitration by either party to the Work Letter shall be filed in writing with the other party to the Work Letter and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to this Work Letter shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Work Letter unless (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

C.	The agreement herein among the parties to arbitrate shall be specifically enforceable under prevailing law. The agreement to arbitrate hereunder shall apply only to disputes arising out of, or relating to, this Work Letter, and shall not apply to other matters of dispute under the Lease except as may be expressly provided in the Lease.

5

Schedule I

Tenant Improvement / Interior Construction Outline Specifications

(By Tenant/Tenant Allowance)

TENANT STANDARD GENERAL OFFICE:	CARPET
Direct glue, from one of the following options:
	Designweave-Z6354 Tempest Esq.:	Designweave – Z6356 Techno:
	a) 553 Steel Wool	a) 336 Lido
	b) 773 Melba Toast	b) 252 Topaz
	c) 575 Silver Smoke	c) 518 Night Sky
	d) 535 Dolphin	d) 997 Silver Plum
	e) 454 Denim	e) 496 Galactic

VINYL COMPOSITION TILE (VCT)
12x12 VCT Armstrong Standard Excelon, from the following options:
	a) 51803 Pearl White	c) 51908 Pewter
	b) 51899 Cool White	d) 51899 Cool White

PAINT / WALLS
5/8” gypsum drywall on 2-1/2” x 25 ga. metal studs, floor to ceiling construction, no walls shall penetrate the grid unless required by code. All walls shall be straight, and parallel to building perimeter walls. All offices and rooms shall be constructed of a standard size and tangent to a building shell or core wall. Paint finish, one standard color to be Benjamin Moore AC-40, Glacier White, flat finish.

BASE
2-1/2” Burke rubber base color: Pearl 137P, straight at cut pile carpet, coved at resilient flooring and loop carpet.

RUBBER TRANSITION STRIP
Transition strip between carpet and resilient flooring to be Burke #150, color: to match adjacent V.C.T.

PLASTIC LAMINATE
Plastic laminate color at millwork to be Nevamar “Smoky White”, Textured #S-7-27T.

CEILING
2x4 USG Radar Illusions #2842 grid and scored tile on 9/16” T-bar grid. Continuous grid throughout.

PERIMETER WALLS
Furring, 25 ga. metal studs with 5/8” gypsum drywall, with batt insulation.

LIGHTING
2X4 fluorescent, 3-lamp energy saving ballast, 18-cell parabolic lens fixture.

DOORS
1-3/4” solid core, 3’’-0” x 8’-10”, plain sliced white oak, Western Integrated clear anodized aluminum frames, Schlage “D” series “Sparta” latchset hardware, dull chrome finish.

OFFICE SIDELITES
All interior offices to have sidelite glazing adjacent to office entry door. 2’ wide x door height, Western Integrated clear anodized aluminum frame integral to door frame with clear tempered glass.

Tenant Improvement / Interior Construction Outline Specifications

(Continued)

TENANT STANDARD GENERAL OFFICE (CONTINUED):	WINDOW COVERINGS Vertical blinds: Mariak Industries PVC blinds at building perimeter windows, Model M-3000, Color: Light Grey.

TENANT STANDARD MECHANICAL:

HVAC

Interior and Exterior zone VAV boxes shall be connected to the main supply air loop. Exterior zone VAV boxes shall be provided with single-row hot water reheat coil.

Air distribution downstream of VAV boxes shall be provided complete with ductwork, 2’x2’ perforated face ceiling diffusers, 2’x2’ perforated return air grilles and air balance.

Pneumatic thermostats with blank white cover shall be provided for each zone. Thermostats shall be located adjacent to light switch at 48” above finished floor.

Exterior corner spaces with more than one exposure shall be provided with a separate zone.

Conference Room (or Training Room) 20’x13’ or larger shall be provided with a separate zone.

Exterior zone shall be limited to a single exposure and a maximum of 750 to 1000 square feet.

Interior zone shall be limited to a maximum of 2000 square feet.

FIRE PROTECTION Pendant satin chrome plated, recessed heads, adjustable canopies, minimum K factor to be 5.62, located at center of scored ceiling tile. Ceiling drops from shell supply loop.

TENANT STANDARD ELECTRICAL:

ELECTRICAL SYSTEM

277/480 volt, three phase, four wire metered distribution section added to main service at Main Electrical Room.

Electrical tenant distribution capacity suitable for 22 watts per s.f. to accommodate HVAC, lighting, data processing, computer loads and convenience outlets.

Tenant Electrical Room, located within the lease space, to include 270/480 volt and 120/208 volt panels, transformer, lighting control panel, as required.

LIGHTING

Double switch per Title 24, paired in double gang box, Leviton “Decora” white plastic coverplate, 42” AFF to switch centerline. Provide occupancy sensors as required by code. 2x4 fluorescent light fixtures, 3-lamp energy saving ballast, 18-cell parabolic lens fixture based upon one (1) fixture per 80 square feet.

Exit signs: Internally illuminated, white sign face with green text.

Tenant Improvement / Interior Construction Outline Specifications

(Continued)

TENANT STANDARD ELECTRICAL (CONTINUED):

OUTLETS

Power: 15-amp 125-volt specification grade duplex receptacle mounted vertically, 18” AFF to centerline, white plastic coverplate. Feeds to systems furniture by Tenant to be via walls, furred columns or ceiling J-box. Power poles and furniture by Tenant. Ratio of one (1) feed per eight (8) workstations. Assumes four (4) circuits, eight (8) wire configuration of systems furniture.

Telephone/Data: Single gang box with mud ring and pull string, mounted vertically, 18” AFF to centerline, Cover plate by telephone and/or cabling company. Teflon cable by tenant.

One (1) empty 2” conduit to be routed from Tenant’s Server Room, 4x8 backboard to building main telephone backboard.

TENANT STANDARD WAREHOUSE/SHIPPING AND RECEIVING:	FLOORS Sealed concrete.

WALLS 5/8” gypsum wallboard standard partition. Paint to match Benjamin Moore AC-40 Glacier White; rated partition at occupancy separation as required by code.

CEILING Exposed structure, non-painted.

WINDOWS None

ACCESS 7’-6” H x 7’-6” W glazed service doors. Glazing is bronze reflective glass.

HVAC None

PLUMBING

Single accommodation restroom, if required.

Sheet vinyl flooring to be Armstrong Classic Corlon “Seagate” #86526 Oyster, with Smooth White FRP panel wainscot to 48” high. Painted walls and ceiling to be Benjamin Moore AC-40 Glacier White, semi-gloss finish.

LIGHTING Chain hung florescent strip fixtures.

OTHER ELECTRICAL Convenience outlets; surface mounted at exposed concrete walls.

SECURITY Lockable doors.